UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders,

The annual Combined General Meeting of Shareholders is quickly approaching on June 15, 2022, and your vote is important. Proxy advisors ISS and Glass Lewis have recommended “FOR” all items recommended by our board of directors on the ballot except for the following proposals:

–Items Nos. 23 and 24 regarding the delegation of authority to our board of directors to decide on mergers and the issuance of shares in the scope of a merger.

While we respect ISS and Glass Lewis’s reports and agree that shareholders ought to have a say as to whether or not they support a merger or other material transaction, we disagree with their conclusions relating to Resolutions 23 and 24.

As stated in the proxy statement, these proposals would only allow the board of directors to issue shares for a maximum nominal amount of €164,708.35, or a maximum of 10% of the share capital. This is a possibility provided for under French law, and it is important for us to be able to complete transactions of a smaller threshold in a timely and efficient manner. Indeed, we are asking shareholders to approve these resolutions because we believe that obtaining shareholders’ approval in these circumstances is often a cumbersome process that is particularly disproportionate for transactions that are smaller in size and could create uncertainty with respect to the ability to consummate such a transaction. Importantly, we note that our public U.S. competitors listed on Nasdaq or the New York Stock Exchange are typically subject to the “20% rule”, pursuant to which shareholder approval is required for transactions in which the acquirer intends to issue 20% or more of their outstanding common stock or voting power in a private offering. This is substantially greater than the 10% self-imposed threshold for which we are asking our shareholders to grant us authority.

Our board of directors therefore recommends that you vote in favor of Resolutions 23 and 24.

Your vote is important. If you have any questions, please do not hesitate to contact Innisfree M&A Incorporated, our proxy solicitor, at (888) 750-5834 and outside the United States at +1 (412) 232-3651. Thank you.